CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF INCORPORATION

OF

COVALENCE SPECIALTY MATERIALS CORPORATION

                    Covalence Specialty Materials Corporation (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1. The name of the corporation is Covalence Specialty Materials Corporation.

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

COVALENCE SPECIALTY MATERIALS CORP.

          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Executed on this 27 day of January, 2006.

/s/ Michael Jupiter
Michael Jupiter President and Secretary